Exhibit 99.1

True Religion Apparel Announces First Quarter 2011 Financial Results

•                  Q1 2011 net sales increased 20.4% to $93.8 million

•                  U.S. Consumer Direct net sales increased 37.6%; same-store sales increased 7.4%

•                  International net sales increased 34.0% to $18.5 million

•                  Q1 2011 diluted earnings per share were $0.36 versus $0.34 in Q1 2010

VERNON, California — April 28, 2011—True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the quarter ended March 31, 2011.

First Quarter 2011 Financial Results

•                  Total net sales increased 20.4% to $93.8 million.

•                  Net sales for the Company’s U.S. Consumer Direct segment, which includes the Company’s branded retail stores and e-commerce site, increased 37.6% to $53.4 million and accounted for 56.9% of the Company’s total net sales for the quarter. First quarter same-store sales for the 76 stores open at least 12 months and e-commerce increased 7.4%. The Company operated a total of 96 branded stores in the United States as of March 31, 2011, compared to 76 as of March 31, 2010.

•                  Net sales for the Company’s U.S. Wholesale segment totaled $20.9 million, a 13.6% decrease as compared to the prior year. This segment’s sales continue to be impacted by the overall challenging sales trend for women’s premium denim in the major department store channel.  In addition, the Company’s sales to off-price customers were reduced to support long-term brand value.

•                  Net sales for the Company’s International segment increased 34.0% to $18.5 million. Growth in the segment was driven by the transition to a joint venture in Germany in August 2010 as well as sales increases in Korea and Canada.

•                  Gross profit increased 21.6% to $60.7 million, driven primarily by the overall sales growth.  The gross margin rate increased 60 basis points to 64.8%, reflecting the ongoing net sales mix shift towards the higher-margin U.S. Consumer direct segment.

•                  Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, increased to 48.9% from 47.0% in the same quarter a year ago.  The SG&A rate declined for each segment except the International segment, which increased SG&A due to the addition over the past year of our EMEA managing director, regional headquarters staff in Switzerland, wholesale sales personnel in Germany, the UK and Italy, and retail sales personnel for five new retail stores.

•                  Operating income totaled $14.9 million, up 11.3% from the first quarter of last year. Operating margin was 15.8% in the first quarter of 2011 versus 17.1% in first quarter of 2010. The operating margin benefited primarily from an improvement in the Consumer Direct segment’s operating margin, which was driven by the 7.4% same-store sales increase. This was offset by the increase in SG&A expenses in the International segment.

•                  The effective tax rate for the quarter was 38.8% as compared to 37.2% in the first quarter of 2010.  The 2011 effective tax rate increased over 2010 as the Company established its European headquarters in Switzerland.

•                  Net income attributable to True Religion Apparel, Inc. increased to $9.0 million, or $0.36 per diluted share based on weighted average shares outstanding of 25.1 million, as compared to $8.4 million, or $0.34 per diluted share based on weighted average shares outstanding of 24.9 million in the 2010 first quarter.

Management Comments

“We are off to a good start for 2011 as we exceeded our net sales and profitability targets for the first quarter of the year.  The standout performance this quarter was our Consumer Direct segment, which benefitted from new store openings, a same-store sales increase of 7.4% and consistent operating cost oversight, and delivered a 260 basis point increase in operating margin.  We also achieved a 34% increase in our international net sales, as we benefited from strategic investments and more direct control of our business in those markets,” stated Jeffrey Lubell, Chairman, Chief Executive Officer and Chief Merchant of True Religion Apparel, Inc.  “We are aware of the challenges that face the overall retail market for premium denim and will continue to execute our plans to mitigate input cost pressures, protect our premium brand position and maintain strict inventory discipline. The strategic investments we have made in our domestic retail stores over the past years are generating healthy net sales and cash flow, and we plan that our substantial investments in EMEA, which are classified as operating costs, will create a platform for future sales and earnings growth.”

Balance Sheet and Liquidity

As of March 31, 2011, the Company had $156.2 million of cash and cash equivalents as compared to $153.8 million as of December 31, 2010. The Company ended the quarter with no long-term borrowings. Over the past year, the Company added inventory to support the 20 U.S.

and five international branded retail stores opened since March 31, 2010, expanded its wholesale sales presence in Germany, and added two initiatives that contributed to the overall inventory increase: selling excess wholesale merchandise through Company outlet stores versus off-price wholesale accounts, and consolidating new fashion merchandise for retail stores into one shipment at the beginning of the month. These developments resulted in an inventory balance of $46.6 million as of March 31, 2011, a 38.3% increase from the end of the first quarter of 2010 and an 11.8% increase from the beginning of 2011.

Net cash provided by operating activities for the first quarter of 2011 was $10.9 million compared to $12.5 million in first quarter of 2010.  This decrease in net cash provided by operating activities is related to the additional investment in inventory described above.

Store Openings

During the 2011 first quarter, True Religion Apparel opened two stores in the U.S. and one store in Germany.  As of March 31, 2011, the Company operated 96 stores in the U.S., four stores in Japan, one store in the U.K., two stores in Germany, and one store in Canada.  The Company anticipates opening 20 additional retail stores in 2011, including 13 stores in the U.S. and seven stores outside the U.S.

Investor Conference Call and Management Commentary

True Religion Apparel management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit one of these Web sites at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived and available online at both sites. A telephone replay of the call will be available for approximately one month following the conclusion of the call by dialing (877) 870-5176 (domestic) or (858) 384-5517 (international) and entering conference identification: 371322. Please note participants must enter the conference identification number in order to access the replay.

A detailed, financial commentary from the Company’s management will be posted in writing on the Company’s website, www.truereligionbrandjeans.com, in the Investor Relations section.

About True Religion Apparel, Inc.

True Religion Apparel, Inc. is a growing, design-based jeans and jeans-related sportswear brand. The Company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high-quality, distinctive styling and fit in denim, sportswear, and licensed products, may be found in the Company’s branded retail stores as well as contemporary department stores and boutiques in 50 countries on six continents. As of March 31, 2011, the Company owned and operated 96 branded retail stores in the United States, four branded retail stores in Japan, one branded retail store in the United Kingdom, two branded retail stores in Germany, and one branded retail store in Canada. For more information, please visit www.truereligionbrandjeans.com.

Q1 2011 Segment Results

(Dollar amounts in thousands)

(unaudited)

	Three Months Ended March 31,
			%
			Increase/
	2011	2010	(Decrease)
Net sales:
U.S. Consumer Direct	$53,372	$38,774	37.6%
U.S. Wholesale	20,867	24,152	(13.6)%
International	18,470	13,782	34.0%
Other	1,053	1,164	(9.5)%
Total net sales	$93,762	$77,872	20.4%

	Three Months Ended March 31,
	2011		2010
		Gross		Gross
		Margin		Margin
	Amount	%	Amount	%
Gross Profit:
U.S. Consumer Direct	$38,543	72.2%	$28,481	73.5%
U.S. Wholesale	11,184	53.6%	12,830	53.1%
International	9,965	54.0%	7,500	54.4%
Other	1,053	100.0%	1,164	100.0%
Total gross profit	$60,745	64.8%	$49,975	64.2%

	Three Months Ended March 31,
	2011		2010
		Operating		Operating
		Margin		Margin
	Amount	%	Amount	%
Operating Income:
U.S. Consumer Direct	$18,650	34.9%	$12,528	32.3%
U.S. Wholesale	9,277	44.5%	10,602	43.9%
International	3,195	17.3%	4,721	34.3%
Other	(16,267)	NM	(14,504)	NM
Total operating income	$14,855	15.8%	$13,347	17.1%

Note:  In the fourth quarter of 2010 the Company made changes to the classification of SG&A expenses in its business segments.  The U.S. Wholesale and Core Services operating income amounts presented above reflect the impact of these reclassifications.  Please refer to Form 8-K filed on February 24, 2011 for the presentation of operating income as previously reported and as reclassified.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Among these forward looking statements are our 2011 Guidance, forecasted store openings for 2011 and expected operating and financial performance and the other statements contained in this press release addressing our plans, expectations, future financial condition and results of operations. These forward-looking statements are not historical facts and are inherently uncertain and outside of our control.  Any or all of our forward-looking statements in this press release may turn out to be wrong.  They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Actual future results may vary materially. Factors that may cause our plans, expectations, future financial condition and results to change are described in our Annual Report on Form 10-K, Reports on Form 10-Q and our other filings with the SEC, and include: the current downturn in the global economy and in particular, the decline in consumer spending generally and in the apparel industry more specifically; the Company’s ability to predict fashion trends; the Company’s ability to continue to maintain its brand image and reputation; competition from companies with significantly greater resources than ours; and the Company’s ability to continue and manage its expansion plans.

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, expect per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Net sales	$93,762	$77,872
Cost of sales	33,017	27,897
Gross profit	60,745	49,975
Selling, general and administrative expenses	45,890	36,628
Operating income	14,855	13,347
Other expense (income), net	80	(23)
Income before provision for income taxes	14,775	13,370
Provision for income taxes	5,730	4,974
Net income	9,045	8,396
Less: Net income attributable to redeemable noncontrolling interest	62	—
Net income attributable to True Religion Apparel, Inc.	$8,983	$8,396

Earnings per share attributable to True Religion Apparel, Inc.:
Basic	$0.36	$0.35
Diluted	$0.36	$0.34

Weighted average shares outstanding:
Basic	24,665	24,252
Diluted	25,073	24,884

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$156,212	$153,792
Accounts receivable, net of allowances	26,362	27,856
Inventory	46,615	41,691
Deferred income tax assets	5,609	9,660
Prepaid income taxes	967	—
Prepaid expenses and other current assets	7,628	10,280

Total current assets	243,393	243,279
Property and equipment, net	49,936	48,448
Other assets	4,359	4,157

TOTAL ASSETS	$297,688	$295,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$18,813	$17,234
Accrued salaries, wages and benefits	4,836	9,501
Income taxes payable	—	4,711

Total current liabilities	23,649	31,446
Long-Term Liabilities:
Long-term deferred rent	12,141	11,286
Long-term deferred income tax liabilities	1,847	2,195

Total long-term liabilities	13,988	13,481
Total liabilities	37,637	44,927

Redeemable noncontrolling interest	2,116	1,925

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 20,000, shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000 shares authorized, 25,777 and 25,336 issued and outstanding, respectively	3	3
Additional paid-in capital	70,576	66,468
Retained earnings	186,170	181,634
Accumulated other comprehensive income, net	1,186	927

Total stockholders’ equity	257,935	249,032
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$297,688	$295,884

TRUE RELIGION APPAREL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$9,045	$8,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,004	2,142
Provision for bad debts	88	105
Stock-based compensation	3,404	3,363
Tax benefit from stock-based compensation	704	3,506
Excess tax benefit from stock-based compensation	(704)	(3,506)
Deferred income taxes	3,709	4,037
Other, net	(10)	6
Changes in operating assets and liabilities:
Accounts receivable	1,611	7,334
Inventory	(4,752)	804
Prepaid expenses and other current assets	2,766	692
Other assets	(144)	—
Accounts payable and accrued expenses	1,694	1,279
Accrued salaries, wages and benefits	(4,679)	(2,881)
Prepaid income taxes and income taxes payable	(5,696)	(13,858)
Long-term deferred rent	841	1,119
Net cash provided by operating activities	10,881	12,538

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,571)	(4,628)
Sales of investments	—	50
Expenditures to establish trademarks	(34)	(25)
Net cash used in investing activities	(4,605)	(4,603)

CASH FLOWS FROM FINANCING ACTIVITIES:
Statutory tax withholding payment for stock-based compensation	(4,447)	(8,204)
Excess tax benefit from stock-based compensation	704	3,506
Net cash used in financing activities	(3,743)	(4,698)

Effect of exchange rate changes in cash	(113)	42

Net increase in cash and cash equivalents	2,420	3,279
Cash and cash equivalents, beginning of period	153,792	105,531
Cash and cash equivalents, end of period	$156,212	$108,810

SOURCE: True Religion Apparel, Inc.

Contact:	True Religion Apparel, Inc.
Pete Collins, Chief Financial Officer
(323) 266-3072

Investor Relations
Joseph Teklits/Anne Rakunas
ICR, Inc.
(203) 682-8200